Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)    Registration Statement (Form S-8 No. 333-291864) pertaining to the Kodiak Robotics, Inc. 2018 Equity Incentive Plan, Kodiak AI, Inc. 2025 Equity Incentive Plan, and Kodiak AI, Inc. 2025 Employee Stock Purchase Plan of Kodiak AI, Inc., and
(2)    Registration Statement (Form S-1 No. 333-290832) of Kodiak AI, Inc.;
of our report dated May 14, 2025 (except for the effects of the reverse recapitalization described in Note 1 and Note 3, as to which the date is March 11, 2026), with respect to the consolidated financial statements of Kodiak AI, Inc. (formerly Kodiak Robotics, Inc.) included in this Annual Report (Form 10-K) of Kodiak AI, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP
San Jose, California
March 11, 2026